Exhibit 99.3

FOR:	Jarden Corporation Martin E. Franklin Chairman and Chief Executive Officer 914-967-9400 Investor Relations: Erica Pettit Press: Evan Goetz/ Melissa Kahaly FD 212-850-5600
CONTACT:

FOR IMMEDIATE RELEASE

JARDEN PROVIDES PRELIMINARY FIRST QUARTER 2009 RESULTS

RYE, N.Y., April 16, 2009 — Jarden Corporation (NYSE: JAH) today provided preliminary 2009 first quarter results.

The Company expects that revenue for the first quarter of 2009 will be approximately $1.14 billion as compared to $1.22 billion in the prior year. Approximately two-thirds of this difference was foreign exchange related. The first quarter segment earnings are expected to be in the range of $90 to $92 million resulting in estimated adjusted diluted earnings per share of $0.21 to $0.23.

Martin E. Franklin, Chairman and Chief Executive Officer of Jarden Corporation, stated, “Our belief that market leading brands in defensible niche markets fare better than their competitors in recessionary environments was borne out by Jarden’s first quarter performance. Our strong sales and segment earnings performance was on the back of organic growth within our consumer solutions business, with our other segments performing in line with expectations. While our first quarter results will not be final until we announce earnings later this month, based on the positive start to the year we believe that we will meet or exceed the analysts’ consensus estimates for as adjusted EPS for 2009. We look forward to commenting in more detail on our first quarter results during our regular quarterly conference call later this month.”

Jarden also announced that its Board approved earlier this month an early termination date for the Stockholder Rights Plan which was implemented on November 19, 2008. The Board viewed the plan as a necessary measure in response to the unprecedented market volatility that existed at the time, and as market conditions have shown signs of stability, the Company believes that accelerating the termination date for the plan to November 18, 2009 is in the best interest of our stockholders.

Jarden Corporation is a leading provider of niche consumer products. Jarden operates in three primary business segments through a number of well recognized brands, including: Outdoor Solutions: Abu Garcia®,

Berkley®, Campingaz® and Coleman®, Fenwick®, Gulp!®, JT®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Stearns®, Stren®, Trilene®, Volkl® and Zoot®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®; and Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, Dicon®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Loew Cornell® and Pine Mountain®. Headquartered in Rye, N.Y., Jarden has over 20,000 employees worldwide. For more information, please visit www.jarden.com.

The adjustments to be made to GAAP diluted earnings per share to calculate as adjusted diluted earnings per share include adjustments to net income consisting of reorganization and acquisition-related integration costs, amortization of acquired intangible assets and a tax provision adjustment which reflects the normalization of the adjusted results to the Company’s estimated 36% effective tax rate. A quantitative reconciliation of this forward looking information to GAAP diluted earnings per share is not yet available but will be included in our press release announcing final first quarter results, to be released later this month.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s 2009 revenue, future commodity costs and margins in 2009, cash flow from operations and capital expenditures in 2009, future liquidity, adjusted earnings per share, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, organic growth, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings, and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission. Jarden undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.